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                                                                     EXHIBIT 5.1

                                HALE AND DORR LLP
                               Counsellors At Law
                  60 State Street, Boston, Massachusetts 02109
                        TEL 617-526-6000 FAX 617-526-5000


                                  April 7, 2000

Breakaway Solutions, Inc.
50 Rowes Wharf
Boston, MA  02110

        Re:    Eggrock Partners, Inc.
                  1999 Stock Option and Grant Plan
                  --------------------------------

Ladies and Gentlemen:

        We have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to an aggregate of 1,095,621 shares of Common Stock, $0.000125 par value per share (the "Shares"), of Breakaway Solutions, Inc., a Delaware corporation (the "Company"), issuable under the Eggrock Partners, Inc. 1999 Stock Option and Grant Plan (the "Plan").

        We have examined the Third Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company, each as amended and restated to date and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

        In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

        We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plan, to register and qualify the Shares for sale under all applicable state securities or "blue sky" laws.

        We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of The Commonwealth of Massachusetts, the statutory provisions of the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

        Based upon and subject to the foregoing, we are of the opinion that the Company has duly authorized for issuance the Shares, and such Shares when issued and paid for in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

        It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.


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        Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                              Very truly yours,

                                              /s/ Hale and Dorr

                                              HALE AND DORR LLP